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Exhibit 10.52

AGREEMENT

October 10, 2002

        The parties to this agreement are New World Restaurant Group, Inc. (formerly known as New World Coffee- Manhattan Bagel, Inc.) (the "Company"), BET Associates, L.P. ("BET"), Brookwood New World Investors, L.L.C. ("Brookwood") and Halpern Denny III, L.P. ("Halpern Denny").

        Reference is made to the letter agreement dated June 19, 2001 by and among the Company, BET, Brookwood and Halpern Denny, which among other things, amended subsection f(5) of the Warrants issued pursuant to (i) the Exchange Agreement dated as of January 18, 2001 among Brookwood, BET and the Company (the "Exchange Agreement"), (ii) the Series F Stock and Warrant Purchase Agreement dated as of January 18, 2001 (the "First Series F Purchase Agreement") and (iii) the Second Series F Stock and Warrant Purchase Agreement between the Company and Halpern Denny (the "Second Series F Purchase Agreement"). The parties hereto acknowledge and agree that the amendment to section f(5) of the Warrants did not correctly reflect the intention of the parties.

        The parties hereto agree that section f(5) of the Warrants issued pursuant to the Exchange Agreement, First Series F Purchase Agreement and Second Series F Purchase Agreement shall be amended in its entirety to read as follows:

  "On June 30, 2002, the number of shares specified in this Warrant shall be increased by the Additional Warrant Shares (where X is the number of Additional Warrant Shares) derived from the following equation:

the number of shares of Common Stock, which could be purchased hereunder or have already been purchased hereunder immediately after the issuance of the Jefferies Warrants (the "Existing Warrant Shares")		X + the Existing Warrant Shares
=
the Fully-Diluted Common Stock of the Company immediately prior to the issuance of the Jefferies Warrants (but excluding 5,369,084 shares)		the Fully-Diluted Common Stock of the Company immediately after the issuance of the Jefferies Warrants

  In addition, on June 30, 2002, if Additional Jefferies Warrants have been issued prior to such date: (i) the number of Additional Warrant Shares (where X is the number of Additional Warrant Shares) shall be calculated in accordance with the following equation for each such issuance and

  (ii) the number of shares specified in this Warrant shall be further increased by the cumulative amount of Additional Warrant Shares calculated pursuant to clause (i).

the number of shares of Common Stock, which could be purchased hereunder or have already been purchased hereunder immediately after the issuance the Additional Jefferies Warrants (the "Existing Warrant Shares")		X + the Existing Warrant Shares
=
the Fully-Diluted Common Stock of the Company immediately prior to the issuance of the Additional Jefferies Warrants		the Fully-Diluted Common Stock of the Company immediately after the issuance of the Additional Jefferies Warrants (including any additional shares of Common Stock issuable pursuant to the terms of other warrants of the Company similar to this Warrant)

  On any date after June 30, 2002, if any Additional Jefferies Warrants (as defined below) are issued, the number of shares specified in this Warrant shall be adjusted to that number of shares of Common Stock equal to the Existing Warrant Shares plus the Additional Warrant Shares (where X is the number of Additional Warrant Shares derived from the following equation):

the number of shares of Common Stock, which could be purchased hereunder or have already been purchased hereunder immediately after the issuance the Additional Jefferies Warrants (the "Existing Warrant Shares")		X + the Existing Warrant Shares
=
the Fully-Diluted Common Stock of the Company immediately prior to the issuance of the Additional Jefferies Warrants		the Fully-Diluted Common Stock of the Company immediately after the issuance of the Additional Jefferies Warrants (including the Additional Warrant Shares and any additional shares of Common Stock issuable pursuant to the terms of other warrants of the Company similar to this Warrant)

  Notwithstanding the foregoing, in the event that any shares of Series F Preferred Stock of the Corporation are redeemed as of the date of the applicable issuance of Additional Jefferies Warrants (other than through the issuance of the Notes (as provided in the Certificate of Designation) if such Notes have not been paid in full), then the Additional Warrant Shares derived on that date from the equation above shall be reduced to an amount equal to the product of (x) the Additional Warrant Shares multiplied by (y) the quotient of (i) the number of shares of Series F Preferred Stock outstanding as of that date divided by (ii) the number of shares of Series F Preferred Stock outstanding as of June 30, 2001.

  For purposes of this subsection (5), the "Fully-Diluted Common Stock of the Company" shall include all outstanding shares of Common Stock, and all shares of Common Stock issuable pursuant to all outstanding options, warrants or convertible securities (including convertible debt) of the Company but not including any warrants or options with a strike price greater than $3.00 per share. For purposes of this subsection (5), the "Jefferies Warrants" are the warrants, dated as of June 19, 2001, to purchase Common Stock of the Company issued to the holders of the Senior Secured Increasing Rate Notes due 2003. The "Additional Jefferies Warrants" are any additional warrants issued pursuant to the Jefferies Warrants because the Company has not repaid the Senior Secured Increasing Rate Notes due 2003. In the event that this Warrant shall be exercised in full prior to June 30, 2002 or any date thereafter in which Additional Jefferies Warrants are issued, a new Warrant representing the amount of the adjustment pursuant to this subsection (5) shall be issued upon the occurrence of such adjustment and such Warrant shall be substantially in the form of this Warrant. The preceding provision shall survive the exercise of this Warrant."

        The parties agree that the terms and provisions of this agreement will apply retroactively to the Warrants that were issued pursuant to the terms of the Exchange Agreement, the First Series F Purchase Agreement and the Second Series F Purchase Agreement. In order to give effect to the foregoing, the parties will return any Additional Warrant Shares that were issued to them by the Company pursuant to section f(5) of the Warrants. Upon receipt the Company will cancel such Additional Warrant Shares and will issue Additional Warrant Shares to the parties calculated in accordance with section f(5) of the Warrants, as amended by this agreement.

NEW WORLD RESTAURANT GROUP, INC.
By:	/s/ ANTHONY D. WEDO Anthony D. Wedo Chief Executive Officer
BET ASSOCIATES, L.P.
By:	/s/ LEONARD TANNENBAUM Name: Leonard Tannenbaum Title:
BROOKWOOD NEW WORLD INVESTORS, LLC
By:	/s/ EVE TRKLA Name: Eve Trkla Title:
HALPERN DENNY III, L.P.
By:	/s/ WILLIAM NIMMO Name: William Nimmo Title:

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  Exhibit 10.52
AGREEMENT October 10, 2002